Exhibit 99.1

Ballantyne Strong Reports Financial Results

for Second Quarter of 2015

OMAHA, Nebraska (August 6, 2015) – Ballantyne Strong, Inc. (NYSE MKT: BTN), a diversified provider of digital technology services, products and solutions, today reported financial results for the second quarter ended June 30, 2015.

Net revenues were $19.7 million in the second quarter of 2015, compared with $22.0 million in the same period of the prior year. Net loss totaled $2.9 million, or ($0.21) per share, in the second quarter of 2015, compared with net income of $381,000, or $0.03 per share, in the same period of the prior year.

The financial results for the second quarter of 2015 include the following items:

●	Severance and facility consolidation costs of $1.1 million related to cost reduction initiatives to enhance future profitability
●	A charge of $1.0 million related to the valuation of inventory
●	Costs associated with the proxy contest totaling $0.3 million

Excluding these charges, adjusted net loss totaled $0.5 million, or ($0.04) per share, in the second quarter of 2015.

Kyle Cerminara, Chairman of Ballantyne Strong, commented, “Since May 13th, the management team has worked closely with the newly composed Board to evaluate our entire cost structure and various lines of business. As a first step, we have developed and implemented a reorganization plan to reduce our cost structure and enhance our future profitability. As we continue to evaluate the Company and determine which product and service areas represent the best long-term growth opportunities, we will be taking further steps to realign the business to maximize future profitability and increase shareholder value. We're excited about the current mix of businesses at Ballantyne Strong and the future opportunities for growth. We are committed to working with the management team to invest in our current businesses by leveraging the significant cash balances of the Company.”

Q2 2015 Financial Summary

Managed Services revenues were $7.8 million in the second quarter of 2015, compared with $7.6 million in the same period of the prior year. The increase is primarily attributable to higher project revenues in the digital media business.

Systems Integration revenues were $12.2 million in the second quarter of 2015, compared with $14.8 million in the same period of the prior year. The decrease is primarily attributable to lower sales of digital projectors, which was partially offset by higher sales of screens.

Consolidated gross profit was $3.7 million in the second quarter of 2015, compared with $4.2 million in the same quarter of the prior year. Gross margin was 18.6% in the second quarter of 2015, compared with 19.3% in the same quarter of the prior year.

Selling, general and administrative expenses (SG&A) were $5.5 million in the second quarter of 2015, compared with $4.4 million in the same quarter of the prior year. SG&A in the second quarter of 2015 included $0.7 million in severance expense, $0.4 million in facility consolidation expense driven by a 27% reduction in square footage in the Omaha facility and $0.3 million in expenses related to the proxy contest. Excluding these expenses, the decrease in SG&A was attributable to reductions in compensation related expenses.

Six Month Results

For the six months ended June 30, 2015, net revenues were $42.2 million, compared with $44.0 million for the same period in 2014. Gross profit amounted to $7.9 million, or 18.8% of net revenues, compared to gross profit of $8.5 million, or 19.2% of net revenues in the prior-year period. Net loss was $13.1 million, or ($0.93) per share, compared to a net loss of $0.2 million, or ($0.02) per diluted share, in the first half of 2014. The results for the six months ended June 30, 2015 included $12.6 million of charges related to severance, facility consolidation, the proxy contest, inventory valuation and deferred tax valuation allowances. Excluding these costs the Company had a net loss of $0.5 million, or ($0.03) per share.

Balance Sheet

Ballantyne’s cash and cash equivalents balance at June 30, 2015 was $24.7 million, an increase from the $23.9 million at the end of the prior quarter. The increase in cash and cash equivalents balance was primarily attributable to strong collections of accounts receivable.

Conference Call and Webcast

A conference call to discuss the 2015 second quarter financial results will be held on Thursday, August 6, 2015 at 8:00 a.m. Eastern Time / 7:00 a.m. Central Time. Investors and analysts are invited to access the conference call by dialing 866-652-5200 (domestic) or 412-317-6060 (international), and referencing “Ballantyne Strong”. There will also be a live webcast of the call available at the Investor Relations section of http://www.strong-world.com.

After the live webcast, a replay will remain available in the Investor Relations section of Ballantyne Strong’s website. A replay of the call will be available at 877-344-7529 (domestic) or 412-317-0088 (international) through August 21, 2015, conference ID 10070355.

About Ballantyne Strong, Inc. (www.strong-world.com)

Ballantyne Strong designs, integrates, and installs technology solutions for a broad range of applications; develops and delivers out-of-home messaging, advertising and communications; manufactures projection screens and lighting products; and provides managed services including monitoring of networked equipment. The Company focuses on serving the retail, financial, government and cinema markets.

Forward-Looking Statements

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

CONTACT:

Nate Legband	Elise Stejskal
Chief Financial Officer	Investor Relations
402/829-9404	402/829-9423

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Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$24,661	$22,491
Accounts receivable (net of allowance for doubtful accounts of $690 and $679, respectively)	13,323	20,266
Inventories:
Finished goods, net	10,590	11,195
Work in process	534	632
Raw materials and components, net	1,330	2,281
Total inventories, net	12,454	14,108
Recoverable income taxes	162	1,255
Deferred income taxes	963	3.541
Other current assets	3,253	2,956
Total current assets	54,816	64,617
Property, plant and equipment (net of accumulated depreciation of $6,088 and $5,834, respectively)	13,151	13,914
Intangible assets, net	941	1,168
Goodwill	956	1,029
Notes receivable	3,264	2,985
Deferred income taxes	—	4,910
Other assets	876	1,447
Total assets	$74,004	$90,070
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,881	$9,039
Accrued expenses	5,389	4,366
Customer deposits/deferred revenue	5,034	5,473
Income tax payable	640	1,009
Total current liabilities	17,944	19,887
Deferred revenue	1,766	2,230
Deferred income taxes	1,633	715
Other accrued expenses, net of current portion	1,100	1,776
Total liabilities	22,443	24,608
Stockholders’ equity:
Preferred stock, par value $.01 per share; Authorized 1,000 shares, none outstanding	—	—
Common stock, par value $.01 per share; Authorized 25,000 shares; issued 16,869 and 16,809 shares at June 30, 2015 and December 31, 2014, respectively; 14,138 and 14,078 shares outstanding at June 30, 2015 and December 31, 2014, respectively	168	168
Additional paid-in capital	38,809	38,657
Accumulated other comprehensive income:
Foreign currency translation	(3,293)	(2,325)
Postretirement benefit obligations	139	139
Retained earnings	33,977	47,062
	69,800	83,701
Less 2,731 of common shares in treasury, at cost at June 30, 2015 and December 31, 2014	(18,239)	(18,239)
Total stockholders’ equity	51,561	65,462
Total liabilities and stockholders’ equity	$74,004	$90,070

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Three and Six Months Ended June 30, 2015 and 2014

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net product sales	$15,114	$16,202	$32,249	$31,037
Net service revenues	4,609	5,825	9,938	13,011
Total net revenues	19,723	22,027	42,187	44,048
Cost of products sold	12,759	14,184	27,554	26,634
Cost of services	3,288	3,596	6,702	8,951
Total cost of revenues	16,047	17,780	34,256	35,585
Gross profit	3,676	4,247	7,931	8,463
Selling and administrative expenses:
Selling	1,442	1,559	3,120	3,104
Administrative	4,062	2,822	7,861	6,715
Total selling and administrative expenses	5,504	4,381	10,981	9,819
Gain (loss) on the sale or disposal of assets	(381)	2	(379)	8
Loss from operations	(2,209)	(132)	(3,429)	(1,348)
Equity income of joint venture	94	—	94	95
Other income (expense):
Interest income	167	182	331	359
Interest expense	(11)	(18)	(24)	(27)
Other income (expense), net	(65)	(123)	580	86
Total other income	91	41	887	418
Loss before income taxes	(2,024)	(91)	(2,448)	(835)
Income tax benefit (expense)	(895)	472	(10,636)	622
Net earnings (loss)	$(2,919)	$381	$(13,084)	$(213)
Basic earnings (loss) per share	$(0.21)	$0.03	$(0.93)	$(0.02)
Diluted earnings (loss) per share	$(0.21)	$0.03	$(0.93)	$(0.02)

Weighted average shares outstanding:
Basic	14,121	14,060	14,106	14,043
Diluted	14,121	14,106	14,106	14,043

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

Six Months Ended June 30, 2015 and 2014

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2015	2014

Cash flows from operating activities:
Net loss	$(13,084)	$(213)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision for doubtful accounts	24	(17)
Provision for obsolete inventory	957	(39)
Provision for warranty	324	(195)
Depreciation and amortization	1,264	813
Equity in income of joint venture	(94)	(95)
Loss on forward contracts	—	145
(Gain) loss on disposal or transfer of assets	379	(8)
Deferred income taxes	8,813	(400)
Share-based compensation expense	151	200
Changes in operating assets and liabilities:
Accounts, unbilled and notes receivable	7,081	5,977
Inventories	440	818
Other current assets	(392)	98
Accounts payable	(2,129)	(3,781)
Accrued expenses	(569)	(1,618)
Customer deposits/deferred revenue	(904)	(353)
Current income taxes	778	(2,382)
Other assets	(126)	(90)
Net cash provided by (used in) operating activities	2,913	(1,140)

Cash flows from investing activities:
Capital expenditures	(240)	(536)
Proceeds from sale of assets	5	56
Net cash used in investing activities	(235)	(480)

Cash flows from financing activities:
Payments on capital lease obligations	(14)	—
Excess tax benefits from share-based arrangements	11	(6)
Net cash used in financing activities	(3)	(6)
Effect of exchange rate changes on cash and cash equivalents	(505)	(262)
Net increase (decrease) in cash and cash equivalents	2,170	(1,888)
Cash and cash equivalents at beginning of period	22,491	28,791
Cash and cash equivalents at end of period	$24,661	$26,903
Supplemental disclosure of non-cash investing and financing activities:
Capital lease obligations for property and equipment	$226	$—

###

Reconciliation of Non-GAAP Financial Measures

Adjusted Net Loss and Adjusted EPS Reconciliation

Adjusted net loss and adjusted EPS are non-GAAP measures. The Company believes these measures provide a useful indication of profitability and basis for assessing the operations of the Company without the impact of charges related to severance, facility consolidation, the proxy contest, inventory valuation and deferred tax valuation allowances.

Adjusted net loss should not be considered in isolation or as a substitute for net loss or other profitability metrics prepared in accordance with GAAP. Adjusted net loss, as presented, may not be comparable to similarly titled measures of other companies.

Set forth below is a reconciliation of net loss to adjusted net loss. There were no similar items noted during the three or six months ended June 30, 2014.

Unaudited, in thousands except per share
Three months ended June 30, 2015
Net loss	$(2,919)
Severance costs	693
Facility consolidation costs	426
Inventory valuation	958
Proxy contest charges	297
Pre-tax total	2,374
Income tax expense on adjustments	-
Adjusted net less	$(545)
Basic and diluted shares outstanding	14,121
Adjusted EPS-basic and diluted	$(0.04)

Six months ended June 30, 2015
Net loss	$(13,084)
Severance costs	695
Facility consolidation costs	426
Inventory valuation	958
Proxy contest charges	460
Pre-tax total	2,539
Deferred tax valuation allowance	7,659
Change in foreign tax treatment due to valuation allowance	2,413
Adjusted net loss	$(473)
Basic and diluted shares outstanding	14,106
Adjusted EPS-basic and diluted	$(0.03)